Exhibit 2.2

                          TENDER AND SUPPORT AGREEMENT


              TENDER AND SUPPORT AGREEMENT (this "Agreement") dated as of April 28, 2007 among Greatbatch, Ltd., a New York corporation ("Purchaser"), Chestnut Acquisition Corporation, a Minnesota corporation and a wholly-owned subsidiary of Purchaser ("Merger Sub"), and each individual listed on Annex I (each, a "Shareholder"), each an owner of shares of common stock or options to acquire shares of common stock of Enpath Medical, Inc., a Minnesota corporation ("Enpath").

              WHEREAS, as of the date hereof, each Shareholder is the record holder or beneficial owner of the number of shares of Enpath Common Stock and Company Stock Options set forth opposite such Shareholder's name on Annex I, and no other capital stock or rights to purchase or receive any capital stock of Enpath (all such directly owned shares of Enpath Common Stock which are outstanding as of the date hereof and which may hereafter be issued pursuant to any exercise of Options, acquisition by purchase, or stock dividend, distribution, split-up, recapitalization, combination or similar transaction, being referred to herein as the "Subject Shares");

              WHEREAS, as a condition to their willingness to enter into the Agreement and Plan of Merger (the "Merger Agreement") dated as of the date hereof among Purchaser, Merger Sub and Enpath, Purchaser and Merger Sub have requested that each Shareholder, and in order to induce Purchaser and Merger Sub to enter into the Merger Agreement each Shareholder (only in such Shareholder's capacity as a shareholder of Enpath) has agreed to, enter into this Agreement;

              WHEREAS, capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement and shall apply hereto as if such provisions were set forth herein.

              NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below, the parties hereto agree as follows:

                                    ARTICLE 1
                               AGREEMENT TO TENDER

              Section 1.01.   Agreement to Tender.

                  (a) Each Shareholder shall duly tender, or cause to be tendered, in the Offer, all of the shares of Enpath Common Stock set forth opposite such Shareholder's name under the heading, Shares of Enpath Common Stock on Annex I (collectively, the "Tender Shares") pursuant to and in accordance with the terms of the Offer. Promptly, but in any event no later than ten Business Days after the commencement of the Offer, each Shareholder shall
(i) deliver to the depositary designated in the Offer (the "Depositary") (A) a letter of transmittal with respect to such Tender Shares complying with the terms of the Offer, (B) a certificate or certificates representing such Tender Shares or an "agent's message" (or such other evidence, if any, of transfer as the Depositary may reasonably request) in the case of a book-entry transfer of any uncertificated Tender Shares and (C) all other documents or instruments required to be delivered pursuant to the terms of the Offer, and/or (ii) instruct his or her broker or such other Person that is the holder of record of any Tender Shares beneficially owned by such Shareholder to tender such Tender Shares pursuant to and in accordance with the terms of the Offer.

                  (b) Each Shareholder agrees that once his or her Tender Shares are tendered by him or her, such Shareholder will not withdraw, nor permit the withdrawal of, any tender of such Tender Shares, unless and until (i) the Offer shall have been terminated by Merger Sub in accordance with the terms of the Merger Agreement, or (ii) this Agreement shall have been terminated in accordance with Section 3.03.

                                    ARTICLE 2
                    ADDITIONAL COVENANTS OF THE SHAREHOLDERS

              Subject to Section 3.14, each Shareholder hereby covenants and agrees, severally and not jointly, that:

              Section 2.01. Voting of Subject Shares. At every meeting of the shareholders of Enpath called for such purpose, and at every adjournment or postponement thereof, such Shareholder shall, or shall cause the holder of record on any applicable record date to, vote his or her Subject Shares (to the extent that any of such Shareholder's Subject Shares are then outstanding and not purchased in the Offer):

     (i) in favor of the adoption of the Merger Agreement and the transactions contemplated thereby,

     (ii) against (A) any agreement or arrangement related to any Acquisition Proposal, or (B) any liquidation, dissolution, recapitalization, extraordinary dividend or other significant corporate reorganization of Enpath, and

     (iii) in favor of any other matter necessary for consummation of the transactions contemplated by the Merger Agreement which is considered at any such meeting of shareholders, and in connection therewith to execute any documents which are necessary or appropriate in order to effectuate the foregoing.

                  In the event that any meeting of the shareholders of Enpath is held, such Shareholder shall, or shall cause the holder of record on any applicable record date to, appear at such meeting or otherwise cause his or her Subject Shares (to the extent that any of such Shareholder's Subject Shares are then outstanding and not purchased in the Offer) to be counted as present thereat for purposes of establishing a quorum.

              Section 2.02.   No Transfers; No Inconsistent Arrangements.

                  (a) Except as provided hereunder or under the Merger Agreement, such Shareholder shall not, directly or indirectly,

                           (i) transfer (which term shall include any sale, assignment, gift, pledge, hypothecation or other disposition), or consent to or permit any such transfer of, any or all of his or her Subject Shares or any interest therein, or create or permit to exist any Lien, other than any restrictions imposed by any applicable Legal Requirement or pursuant to this Agreement, on any such Subject Shares,

                           (ii) enter into any contract or agreement with respect to any transfer of such Subject Shares or any interest therein,

                           (iii) grant or permit the grant of any proxy, power of attorney or other authorization in or with respect to such Subject Shares relating to the subject matter hereof,

(iv) deposit or permit the deposit of such Subject Shares into a voting trust or enter into a voting agreement or arrangement with respect to such Subject Shares, or

(v) take or permit any other action that would in any way restrict, limit or interfere with the performance of its obligations hereunder or the transactions contemplated hereby or otherwise make any representation or warranty of each Shareholder herein untrue or incorrect;

provided that the actions described in clauses (i) and (ii) above shall be permitted hereunder as a result of any donative transfer to any immediate family member of any Shareholder, or a trust for the exclusive benefit of any Shareholders and/or any immediate family members of such Shareholder; and

provided further that prior to such transfer, the transferee shall agree in writing to be bound by the terms hereof (a copy of which written agreement shall promptly be provided to Purchaser) and such transfer shall not relieve any Shareholder of any of his or her obligations hereunder.

                       (b) Any attempted transfer of Subject Shares or any interest therein in violation of this
Section 2.02 shall be null and void.

                  In furtherance of this Agreement, such Shareholder shall and hereby does authorize Enpath and Merger Sub's counsel to notify Enpath's transfer agent that there is a stop transfer restriction with respect to all of his or her Subject Shares (and that this Agreement places limits on the voting and transfer of his or her Subject Shares); provided that any such stop transfer restriction shall terminate upon the termination of this Agreement in accordance with its terms and, upon such event, Purchaser shall notify Enpath's transfer agent of such termination.

              Section 2.03. Appraisal Rights. Such Shareholder agrees not to exercise any appraisal or dissenter's rights in respect of his or her Subject Shares which may arise with respect to the Merger or other transactions contemplated by the Merger Agreement pursuant to the MBCA or any other Legal Requirement.

              Section 2.04. Documentation and Information. Such Shareholder (i) consents to and authorizes the publication and disclosure by Purchaser of his or her identity and holding of Subject Shares, and the nature of his or her commitments, arrangements and understandings under this Agreement, and any other information that Purchaser reasonably determines to be necessary or desirable in any press release, the Offer Documents, or any other disclosure document in connection with the Offer, the Merger and any transactions contemplated by the Merger Agreement, and (ii) agrees as promptly as practicable to give to Purchaser any information it may reasonably require for the preparation of any such disclosure documents. Such Shareholder agrees as promptly as practicable to notify Purchaser of any required corrections with respect to any written information supplied by it specifically for use in any such disclosure document, if and to the extent such Shareholder become aware that any shall have become false or misleading in any material respect.

                                    ARTICLE 3
                                  MISCELLANEOUS

              Section 3.01. Notices. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered personally or sent and received by facsimile transmission or overnight express or by registered or certified mail, postage prepaid, addressed as follows:

                      If to Purchaser or Merger Sub:

                               Greatbatch, Ltd.
                               9645 Wehrle Drive
                               Clarence, New York 14031
                               Attn:    President
                               Telephone:  716-759-5600
                               Facsimile:  716-759-5654

                      With a required copy to:

                               Hodgson Russ LLP
                               One M&T Plaza, Suite 2000
                               Buffalo, New York 14203
                               Attn:  Robert B. Fleming
                                      Kristy L. Berner
                               Telephone:  716-856-4000
                               Facsimile:  716-849-0349

                      If to a Shareholder:

                               Enpath Medical, Inc.
                               2300 Berkshire Lane North
                               Minneapolis, Minnesota, 55441
                               Attn:  Chief Executive Officer
                               Telephone:  (763) 951-8181
                               Facsimile:   (763) 559-0148

                      With a required copy to:

                               Lindquist & Vennum, P.L.L.P.
                               4200 IDS Center
                               80 South Eighth Street
                               Minneapolis, Minnesota  55402
                               Attn: Thomas G. Lovett IV
                                     Barbara Lano Rummel
                               Telephone:   (612) 371-3211
                               Facsimile:   (612) 371-3207

or to such other address or facsimile number as such party may hereafter specify for the purpose by notice to each other party hereto. All such notices and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. on a Business Day in the place of receipt.

              Otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding Business Day in the place of receipt.

              Section 3.02. Further Assurances. Each Shareholder will, from time to time, execute and deliver, or cause to be executed and delivered, such additional or further transfers, assignments, endorsements, consents and other instruments as Purchaser or Merger Sub may reasonably request for the purpose of effectively carrying out the transactions contemplated by this Agreement and to vest the power to vote his or her Subject Shares as contemplated by Section 2.01.

              Section 3.03. Termination. This Agreement shall terminate upon the earlier of (i) the termination of the Merger Agreement in accordance with its terms, or (ii) the Effective Time.

              Section 3.04. Survival of Representations and Warranties. The representations and warranties contained herein and in any certificate or other writing delivered pursuant hereto shall not survive the Effective Time.

         Section 3.05.  Amendments and Waivers.

                  (a) Any provision of this Agreement may be amended or waived if such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective.

                  (b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by any applicable law.

         Section 3.06. Expenses. Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

         Section 3.07.  Binding Effect; Benefit; Assignment.

                  (a) The provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. No provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns.

                  (b) No party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto, except that each of Purchaser and Merger Sub may transfer or assign its rights and obligations under this Agreement, in whole or from time to time in part, to one or more of its Affiliates at any time; provided that such transfer or assignment shall not relieve Purchaser or Merger Sub of any of its obligations hereunder.

              Section 3.08.  Governing Law; Jurisdiction.

                  (a) This Agreement shall be governed by and construed in accordance with the laws of the State of Minnesota, without regard to the conflicts of law rules of any jurisdiction.

                  (b) Each of the parties hereto (i) consents to submit itself to the personal jurisdiction of any court of the United States in the State of Minnesota in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iii) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than any court of the United States located in the State of Minnesota, and (iv) consents to service being made through the notice procedures set forth in Section 3.10. Each of Purchaser, Merger Sub and Shareholder hereby agrees that service of any process, summons, notice or document by U.S. registered mail to the respective addresses set forth in
Section 3.10 shall be effective service of process for any claim, action, suit or proceeding in connection with this Agreement or the transactions contemplated hereby.

              Section 3.09. Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

              Section 3.10. Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto. Until and unless each party has received a counterpart hereof signed by each other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

              Section 3.11. Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to its subject matter.

              Section 3.12. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Entity to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

              Section 3.13. Enforcement of Agreement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specified terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of competent jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

              Section 3.14. Shareholder Capacity. Notwithstanding any provision of this Agreement to the contrary, nothing in this Agreement shall (or shall require any Shareholder to attempt to) limit or restrict any Shareholder who is a director or officer of Enpath from acting in such capacity (it being understood that this Agreement shall apply to each Shareholder solely in each Shareholder's capacity as a shareholder of Enpath).

              Section 3.15. Shareholder Obligations Several and Not Joint. The obligations of each Shareholder hereunder shall be several and not joint and no Shareholder shall be liable for any breach of the terms of this Agreement by any other Shareholder.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.



         PURCHASER:                      GREATBATCH, LTD.



                                         By:_______________________________
                                         Name:
                                         Title


         MERGER SUB:                     CHESTNUT ACQUISITION CORPORATION



                                         By:_______________________________
                                         Name:
                                         Title

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.



         SHAREHOLDER:

                                           -------------------------------
                                           Name:

                                     ANNEX I
                                     -------



------------------------------------------------------------------------------------------------------
         Shareholder             Shares of Enpath Common Stock    Number of Shares Subject to Company
                                                                                 Stock Options
---------------------------------------------------------------------------------------------
         John C. Hertig                   -0-                                   120,000
---------------------------------------------------------------------------------------------
         James D. Hartman              139,430 (1)                               72,500
---------------------------------------------------------------------------------------------
         Thomas L. Auth                 73,500                                   26,500
---------------------------------------------------------------------------------------------
         Michael D. Dale                   -0-                                   32,000
---------------------------------------------------------------------------------------------
         Albert Emola                      -0-                                   22,000
---------------------------------------------------------------------------------------------
         Richard F. Sauter               6,400                                   52,000
---------------------------------------------------------------------------------------------
         Richard T. Schwarz              9,380                                    6,000
---------------------------------------------------------------------------------------------


         (1) Includes 5,000 shares that Mr. Hartman owns jointly with his daughter, for which he shares voting and investment control, and 500 shares owned by Mr. Hartman's spouse, over which she exercises sole voting and investment control.